Filed Pursuant to Rule 433

Registration No. 333-178453

May 8, 2012

Explanatory Note:

This Issuer Free Writing Prospectus is being filed to correct certain information as set forth below that was contained in the term sheet dated May 7, 2012 (the “Term Sheet”) as filed with the Securities and Exchange Commission (the “SEC”) on May 7, 2012, pertaining to Registration Statement No. 333-178453. The Term Sheet otherwise remains unchanged by this Issuer Free Writing Prospectus.

TERM SHEET SUPPLEMENT

The following information sets forth the “Benchmark Treasury” for the 2022 Notes and the 2042 Notes, respectively. The information is filed pursuant to Rule 433 and supplements the Preliminary Prospectus Supplement dated May 7, 2012, filed as part of Registration Statement No. 333-178453 and the Term Sheet dated May 7, 2012, filed pursuant to Rule 433 in connection therewith.

Issuer:	Devon Energy Corporation (Bloomberg Ticker: “DVN”)

Benchmark Treasury:	2022 Notes: 2.000% due February 15, 2022

2042 Notes: 3.125% due November 15, 2041

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling or e-mailing Goldman, Sachs & Co. toll-free at 1-866-471-2526 or prospectus-ny@ny.email.gs.com or calling or e-mailing Morgan Stanley & Co. LLC, toll-free at 1-866-718-1649 or prospectus@morganstanley.com.